EXHIBIT 99.1

Carrollton Bancorp Receives Key Regulatory Approvals

COLUMBIA, Md., March 26, 2013 (GLOBE NEWSWIRE) -- Carrollton Bancorp (Nasdaq:CRRB) ("Carrollton") recently received two key regulatory approvals required in connection with the transactions contemplated by the Agreement and Plan of Merger ("Merger Agreement") by and among Carrollton, Jefferson Bancorp, Inc. ("Jefferson") and Financial Services Partners Fund I, LLC ("FSPF"), dated as of April 8, 2012, and amended as of May 7, 2012 and February 28, 2013.

On March 14, 2013, the Federal Reserve Bank of Richmond ("FRB"), acting under authority delegated by the Board of Governors of the Federal Reserve System, approved (1) the acquisition by Hovde Acquisition I LLC, Hovde Private Equity Advisors LLC and FSPF of 100% of the voting securities of Carrollton pursuant to the Merger Agreement, and (2) Carrollton to become a savings and loan holding company through the merger of Jefferson with and into Carrollton (the "Merger") pursuant to the Merger Agreement.  The FRB approval requires that the Merger be consummated within three (3) months from the date of the approval unless the period is extended by the FRB.

Secondly, on March 22, 2013, Carrollton received an approval letter from the Office of the Comptroller of the Currency ("OCC") in connection with the proposed merger of Carrollton's bank subsidiary, Carrollton Bank, with and into Jefferson's subsidiary, Bay Bank FSB ("Bay Bank") ("Bank Merger"). The OCC approval letter waived the Qualified Thrift Lender (QTL) test with regard to Bay Bank during the first two (2) years following the Bank Merger and noted that consummation of the Bank Merger is subject to a 15-day waiting period.

Approval of the FRB and OCC were closing conditions pursuant to the Merger Agreement.  As previously announced, if the Merger is not consummated by April 19, 2013, either Jefferson or Carrollton may terminate the Merger Agreement at any time. Subject to satisfaction of the remaining closing conditions pursuant to the Merger Agreement, it is anticipated that the Merger and Bank Merger will be consummated on or before April 19, 2013.

"We are very excited to receive the approval from the Office of the Comptroller of the Currency.  We continue to believe that this transaction is a wonderful opportunity for both banking institutions.  The combined bank will be well capitalized and well positioned to serve the needs of Baltimoreans across the region.  We look forward to being your local bank, in your community, ready to serve your needs," said Kevin B. Cashen, President and CEO of Bay Bank.

About Carrollton Bancorp/Carrollton Bank

Carrollton Bank is a wholly-owned subsidiary of Carrollton Bancorp, a publicly traded bank holding company (Nasdaq:CRRB) headquartered in Columbia, Maryland. Carrollton Bank has been committed to providing outstanding financial service to the central Maryland region for more than 100 years. Carrollton Bank provides a wide range of financial services for personal and business banking customers, including a variety of checking accounts, competitive rates on certificates of deposit and savings accounts, commercial lending, free nationwide ATMs with the MoneyPass® symbol, mortgages, investment services and 24-hour internet and telephone banking. As of December 31, 2012, Carrollton Bank had approximately $365 million in total assets and ten branch locations in the region. Please visit Carrollton Bank's website at www.carrolltonbank.com for additional information.

About Jefferson Bancorp, Inc./Bay Bank, FSB

Jefferson Bancorp, Inc. was formed in 2009 to operate as the savings and loan holding company of a federal savings bank, Bay Bank, FSB, which commenced operations in July 2010, when it acquired certain assets and assumed certain liabilities of Bay National Bank from the Federal Deposit Insurance Corporation. Substantially all of Jefferson Bancorp, Inc.'s outstanding common shares are owned by Financial Services Partners Fund I, LLC. FSPF is a Delaware limited liability company established on July 1, 2005 to pursue equity investments in banks, thrifts, insurance and specialty finance institutions. Bay Bank, FSB is headquartered in Lutherville, Maryland, and is focused on providing superior customer service to small and medium-sized businesses, their owners and professionals located throughout the region. Its core products are commercial loans, real estate loans, commercial and consumer deposit services, cash management services and consumer loans. As of December 31, 2012, Bay Bank had total assets of approximately $133 million and two branch locations. Please visit Bay Bank's website at www.baybankmd.com for additional information.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Carrollton Bancorp and Jefferson Bancorp, Inc. and the financial condition and projected expenses of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company. These forward-looking statements about future expectations, plans and prospects of Carrollton Bancorp, Jefferson Bancorp, Inc. and the combined company involve significant risks, uncertainties and assumptions, including risks that can be found in the "Risk Factors" section of the Carrollton Bancorp Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Carrollton Bancorp periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Carrollton Bancorp contemplated by these forward-looking statements. These forward-looking statements reflect management's current views, and Carrollton Bancorp does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

CONTACT: Robert A. Altieri, 410.536.7392